Exhibit 10.1

MemPore/FirstBingo	Technology Option Agreement	p.1

TECHNOLOGY OPTION AGREEMENT

B E T W E E N :
MEMPORE CORP.
a corporation under the Canada Business Corporations Act
("MemPore")

- and -

FIRSTBINGO.COM
a corporation under the law of Nevada, U.S.A.
(the "Developer")

WHEREAS MemPore and the Developer wish to set out the terms under which the Developer will explore opportunities, and hold an option, for commercial use of MemPore's technology;

THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereto agree as follows:

1.	Definitions. In this Agreement:

"Client" means a person anywhere in the world who may want to use MemPore's technology in the Specified Field.

"Mempore's Membranes" are membranes made by or for MemPore using Mempore's proprietary technology and trade secrets. The technology for MemPore's Membranes contains trade secrets and is not offered to be licensed.

"MemPore's System" means a system for the separation by membranes of components of crude petroleum using designs or concepts developed by MemPore, whether patented or not.

"Prototype A" means one of MemPore's Systems that exists at the date of this Agreement, suitable for processing very small quantities of crude oil.

"Prototype B" means one of MemPore's Systems that is under construction at the date of this Agreement and that will incorporate 3 to 5 square metres of membrane.

"Prototype C" means one of MemPore's Systems that would incorporate about 120 square metres of membrane, and can be considered a demonstration unit.

"Specified Field" means the refining of crude petroleum.

"Term" means the period during which this Agreement is in effect, which shall be the six months from October 1, 2006 to March 31, 2007.

2.

Appointment. MemPore grants, and the Developer accepts, the sole right for the Term to explore the interest of Clients in MemPore's System for use in the Specified Field. During the Term, MemPore will not, directly or indirectly, approach, encourage, or engage any other person with regard to locating Clients, and MemPore will not itself seek Clients, but MemPore is absolutely unrestricted in activities outside the Specified Field.

3.	No Agency. The Developer is not an agent of MemPore and has no authority to commit or bind MemPore in any matter, and shall never give any person a different impression.

MemPore/FirstBingo	Technology Option Agreement	p.2

4.	MemPore's Obligations. MemPore shall, upon request by the Developer and in a reasonable time frame to be negotiated amongst all participants:
at MemPore's expense:
	*	process quantities of petroleum supplied by Clients through Developer, to demonstrate Prototypes A and B;
	*	receive Clients at MemPore's facilities in Ottawa and demonstrate MemPore's Systems to them;
	*	allow and facilitate video recording by the Developer of MemPore's in operation;
	*	provide a spokesperson to answer question on-camera;
	*	provide the Developer and Clients with technical information, but only under assurances of confidentiality, and in any case MemPore's trade secrets need not be disclosed.
at the Developer's expense:
	*	travel to meet Clients and to give demonstrations of MemPore's Systems;
	*	process quantities of petroleum supplied by Clients through Developer, to demonstrate Prototype C.

5.	Development Agreement. The parties shall negotiate at any time during the Term to enter into a Development Agreement that will provide funding towards MemPore's activities in carrying out:
	(a)	accelerated construction of Prototype B and assessment of its flux rate and fractionation, fro an incremental cost of about $25,000;
	(b)	construction and demonstration of Prototype C and assessment of its flux rate and fractionation, for which MemPore will propose a budget; and
	(c)	an engineering estimate of the costs and economics of a commercial plant.
If the Development Agreement is not concluded during the Term, the parties shall have no further obligation to enter into any new agreement.

6.

Commercial Option. The Developer is hereby granted an option, conditional on the parties signing the Development Agreement during the Term, that will be in effect for six months after the conclusion of the work in clause 6(c) above. This option gives the Developer the exclusive right to negotiate an exclusive (as modified in Section 7) right and license (the "Commercial License") limited to the Specified Field:

	(a)	to use MemPore's System in any facility owned wholly or partly be the Developer;
	(b)	to supply MemPore's System, manufactured by MemPore, to any third party; and
(c)

to solicit Clients to which MemPore will supply any or all of: MemPore's Systems; commissioning of plants using MemPore's Systems, with continuing trouble-shooting service; creation of operating manuals and the training of users for MemPore's Systems.

The parties expect that MemPore will receive an up-front licensing fee for entering into the Commercial License, and a share of between 15% and 25% of the Developer's future net revenues from the Developer's dealings in any arrangement with MemPore's Systems. If the option expires without a Commercial License granted to the Developer, the funding provided under the Development Agreement will be refundable, without interest, but only out of MemPore's earnings from any other license within the Specified Field. Refund payments will be made quarterly and each will be limited to one-half of such earnings in the quarter-year.

MemPore/FirstBingo	Technology Option Agreement	p.3

7.

Exclusivity Under the Commercial Option. The exclusive right of the Developer does not exclude MemPore from dealing directly with Petronas, Malaysia's national petroleum corporation, pursuant to discussions already under way.

8.

Exclusivity of Certain Clients. The Developer may identify certain Clients as having serious interest in MemPore's System. Such identification will be deemed to occur if the Client meets MemPore in a face-to-face meeting during the Term. Such identification may also be made by providing MemPore during the Term with copies of letters sent from the Client (not just to the Client) that indicate active negotiation relating to MemPore's System. Mempore shall not enter into any contract (either directly or through an affiliate of the Client or of MemPore) with such an identified Client until more than eighteen (18) months after termination of this Agreement. This Section 8 survives termination of this Agreement.

9.

Confidentiality. MemPore, in its discretion, will disclose information about its technology and its business to the Developer. The Developer shall assume that all such information is confidential, unless MemPore in writing designates certain information as non-confidential. The Developer may disclose MemPore's confidential information to Clients to the extent necessary for attracting Clients, but shall ensure that the Clients are obliged to maintain the confidentiality and obliged to not use the information for any purpose other than dealing with MemPore, and shall obtain agreements to that effect or shall mark documents and utter statements to explicitly apply confidentiality to MemPore's information. The Developer is not in any way permitted to use MemPore's information for its own purposes. The Developer may provide MemPore with information supplied by Clients that is identified as confidential, and MemPore shall assume the obligation of confidentiality according to terms stated at that time. This Section 9 survives termination of this Agreement.

10.

Upon termination of this Agreement, the Developer shall at once deliver or cause to be delivered or cause to be delivered to MemPore all records, books, documents, photographs, models, prototypes, samples, and all other property belonging to MemPore, including but not limited to all confidential information of MemPore however recorded or stored, which are in the possession or control of the Developer. Upon termination of this Agreement, MemPore shall return to the Developer or to Clients any information that was explicitly subject to such an obligation to return. MemPore may retain one copy of any video recording made by the Developer to show MemPore's system, and is licensed to use it in any manner.

11.

Any amendments to, or waivers of terms of, this Agreement shall be in writing and shall be duly executed by each of the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.	This Agreement shall enure to the benefit of and shall be binding upon each of MemPore and the Developer and upon their respective successors.

13.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, and the parties attorn to the exclusive jurisdiction of the courts of Ontario in case of any litigation concerning this Agreement.

MemPore/FirstBingo	Technology Option Agreement	p.4

14.

In the event that any provision herein or part thereof is deemed unlawful, void, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions, or parts thereof, shall be and remain in full force and effect and shall be read and construed as if the unlawful, void, invalid or unenforceable provision(s) had been deleted from this Agreement.

15.	All notices given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, or by bonded courier addressed as follows:

	MemPore	The Developer
	MemPore Corp.	FirstBingo.Com
	66 Queen Street, 4th Floor	120 Adelaide Street West, Suite 1214
	Ottawa, ON K1P 5C6	Toronto, Ontario, M5H 1T1

or to such other address as may be given in writing by either party hereto to the other, and shall be deemed to have been received if delivered, on the date of delivery, and if delivered by bonded courier, on the first business day following the courier's delivery thereof.

16.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute a single agreement.

IN WITNESS WHEREOF each of the parties hereto has entered into this Agreement as of the date and year of the last signature below:

MEMPORE CORP.		FIRSTBINGO.COM

per: OLEH KUTOWY		per: RICHARD WACHTER
Oleh Kutowy, President	Richard Wachter, President
Date: October 6, 2006		Date: October 6, 2006